Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2016 Financial Results and Provides Corporate Update

•	VK5211 Phase 2 study in hip fracture proceeding, with results expected mid-year

•	VK2809 Phase 2 study in hypercholesterolemia and fatty liver disease proceeding, with results expected in late 2017

•	New program initiated to evaluate VK2809 in patients with glycogen storage disease type Ia (GSD Ia)

SAN DIEGO, March 21, 2017 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2016, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended December 31, 2016

“We made excellent progress with multiple pipeline programs in 2016.  We continued enrolling patients into the Phase 2 trial of our selective androgen receptor modulator VK5211 for hip fracture, initiated a Phase 2 trial with our novel thyroid receptor beta agonist VK2809 in fatty liver disease and hypercholesterolemia, began planning for a proof-of-concept trial with VK2809 in GSD Ia, a new orphan indication, and reported positive proof-of-concept data from our second thyroid receptor agonist, VK0214, in an in vivo model of the orphan disease X-linked adrenoleukodystrophy.  We expect this momentum to continue in 2017 as we plan to announce the results from the hip fracture study mid-year, followed later in the year by the results from the fatty liver and hypercholesterolemia trial.  Each of these events will mark a key milestone for the company, providing clinical data in indications that each represent significant potential revenue opportunities,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “We are also continuing our strategic partnerships with the Kennedy Krieger Institute and Duke University, which together provide valuable support as we work to advance our two orphan programs into clinical development.  We believe VK2809 in GSD Ia and VK0214 in X-ALD each represent important opportunities to apply our novel science to areas of high unmet medical need.  Finally, we were able to accomplish all of this while maintaining a lean operating model, ending the year with a strong cash position at over $13 million, and retaining access to approximately $14 million in additional funding through our current equity line and ATM program.”

Pipeline and Corporate Highlights

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Phase 2 clinical trial of VK5211 in patients recovering from hip fracture surgery nearing complete enrollment.  VK5211 is a novel, orally available, non-steroidal small molecule selective androgen receptor modulator (SARM) which has been shown to have a stimulatory effect on lean body mass and bone mineral density, and may offer significant benefits to patients recovering from hip fracture surgery.  The ongoing international trial continues enrolling patients with recent fractures, targeting 120 total subjects across four treatment arms.  Patients receive once daily oral doses of VK5211 for 12-weeks, and will be assessed for changes in lean body mass, the trial’s primary endpoint, as well as various exploratory endpoints evaluating functional and quality of life measures.  Viking currently expects data from this study to be available in mid-2017.

▪

Phase 2 clinical trial of VK2809 in hypercholesterolemia and fatty liver disease is progressing.  VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue as well as the beta receptor subtype, suggesting promise in this patient population.  The ongoing trial is enrolling up to 80 patients with hypercholesterolemia and fatty liver disease.  The company currently expects to complete this trial in late 2017.

▪

New program initiated to evaluate VK2809 for the treatment of glycogen storage disease type Ia (GSD Ia).  GSD Ia is an orphan genetic disease that results in an excess accumulation of glycogen and lipids in the liver, potentially leading to hepatic steatosis, hepatic adenomas, and hepatocellular carcinoma.  Initial results from an in vivo proof-of-concept study showed that treatment with VK2809 produced rapid and substantial reductions in liver triglyceride content, liver weight and liver weight as a percentage of body weight compared with vehicle-treated controls.  Mean liver triglyceride content was reduced by more than 60% in VK2809-treated animals relative to vehicle-treated control animals, while average liver weight was reduced by more than 30% vs. controls.  Complete results from this study, which is being conducted under a sponsored research agreement between Duke University and Viking, will be presented at a future scientific meeting.

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Evaluation of VK0214 in X-linked adrenoleukodystrophy (X-ALD) advancing.  VK0214 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for the beta receptor subtype.  Encouraging initial results from an in vivo study of VK0214 in the ABCD1 knockout model of X-ALD were presented at the American Thyroid Association meeting in September 2016.  This study successfully achieved its primary objective, demonstrating the ability of VK0214 to lower plasma very long chain fatty acids (VLCFAs) after six weeks of treatment.  The accumulation of VLCFAs is believed to contribute to the underlying pathology of X-ALD.  Following this initial study, in Q4 2016, the company, in collaboration with the Kennedy Krieger Institute, initiated a longer-tem study to evaluate the effects of VK0214 in this model.  Initial results from this study are expected to be available in 2Q17.

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Funding secured to advance GSD Ia program.  In February 2017, Viking entered into an agreement with a dedicated healthcare investment fund to support the initial clinical development of the company’s GSD Ia program.  With this funding, the company plans to file an Investigational New Drug (IND) application for VK2809 for the treatment of patients with GSD Ia and initiate a human proof-of-concept study in the second half of 2017.

Financial Highlights

Quarter Ended December 31, 2016 and 2015

Research and development expenses for the three months ended December 31, 2016 were $2.6 million compared to $3.2 million for the same period in 2015. The decrease was primarily due to decreased activities related to third party manufacturing of our clinical-stage drug candidates.

General and administrative expenses for the three months ended December 31, 2016 were $1.1 million compared to $1.4 million for the same period in 2015. The decrease was primarily due to decreases in stock-based compensation expense.

For the three months ended December 31, 2016, Viking reported a net loss of $3.6 million, or $0.18 per share, compared to a net loss of $5.1 million, or $0.56 per share, in the corresponding period in 2015.

Year Ended December 31, 2016 and 2015

Research and development expenses for the year ended December 31, 2016 were $9.0 million compared to $7.0 million for the same period in 2015. The increase in research and development expenses was primarily related to increases in expenses related to clinical trial activity for our VK5211 and VK2809 programs and preclinical efforts for our VK0214 program.

General and administrative expenses for the year ended December 31, 2016 were $4.8 million compared to $5.0 million for the same period in 2015. The decrease in general and administrative expenses was primarily related to a decrease in stock-based compensation expense, offset by an increase in costs related to being a publicly traded company.

For the year ended December 31, 2016, Viking reported a net loss of $14.7 million, or $0.90 per share, compared to a net loss of $23.4 million, or $3.68 per share, in the comparable period in 2015. The decrease in net loss in the year ended December 31, 2016 was primarily due to a change in fair value of accrued license fees expense of $9.4 million recorded in 2015 with no comparable expense in 2016.

Balance Sheet as of December 31, 2016

At December 31, 2016, Viking held cash, cash equivalents and investments totaling $13.2 million.  As of February 28, 2017, Viking had 23,825,425 shares of common stock outstanding.

Conference Call

To participate on the conference call, please dial (877) 870-4263 from the U.S. or (412) 317-0790 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until April 3, 2017 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #

10102405.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com. An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist in Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for GSD Ia and X-linked adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities, expected timing for clinical trial screening, enrollment and completion and the announcement of clinical trial data, VK5211's, VK2809’s and VK0214’s potential to produce therapeutic benefits and create significant revenue opportunities for the company, expectations regarding an IND application for VK2809, and Viking’s ability to use its equity line and ATM program for raising capital. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (SEC), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	2,647,469	3,219,414	9,000,499	6,966,842
General and administrative	1,090,054	1,400,889	4,846,776	5,029,636
Total operating expenses	3,737,523	4,620,303	13,847,275	11,996,478
Loss from operations	(3,737,523)	(4,620,303)	(13,847,275)	(11,996,478)
Other income (expense):
Change in fair value of accrued license fees	—	—	—	(9,381,848)
Change in fair value of debt conversion feature liability	620,087	(216,841)	1,064,170	(1,043,478)
Amortization of debt discount	(431,227)	(240,516)	(1,788,088)	(893,502)
Amortization of financing costs	(92,849)	—	(138,701)	—
Interest expense, net	(3,098)	(13,303)	(21,928)	(88,682)
Total other income (expense)	92,913	(470,660)	(884,547)	(11,407,510)
Net loss	(3,644,610)	(5,090,963)	(14,731,822)	(23,403,988)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(755)	(4,848)	478	(7,370)
Comprehensive loss	$(3,645,365)	$(5,095,811)	$(14,731,344)	$(23,411,358)
Basic and diluted net loss per share	$(0.18)	$(0.56)	$(0.90)	$(3.68)
Weighted-average shares used to compute basic and diluted net loss per share	19,930,096	9,012,768	16,278,292	6,355,869

Viking Therapeutics, Inc.

Balance Sheets

	December 31, 2016 (unaudited)	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$3,075,502	$768,550
Short-term investments – available for sale	10,075,058	13,335,499
Prepaid expenses and other current assets	824,269	1,097,599
Total current assets	13,974,829	15,201,648
Deferred public offering and other financing costs	521,538	157,455
Deposits	39,341	80,000
Total assets	$14,535,708	$15,439,103
Liabilities, convertible notes and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,203,888	$592,414
Other accrued liabilities	1,237,122	1,384,398
Accrued interest	34,894	—
Convertible notes payable, current portion (net of discount of $675,589 and $0 at December 31, 2016 and 2015, respectively)	3,269,582	—
Debt conversion feature liability	731,048	—
Total current liabilities	6,476,534	1,976,812
Accrued interest, non-current	—	183,611
Convertible notes payable (net of discount of $0 and $348,460 at December 31, 2016 and 2015, respectively)	—	2,151,540
Debt conversion feature liability	—	2,370,903
Deferred rent	16,307	31,239
Total long-term liabilities	16,307	4,737,293
Total liabilities	6,492,841	6,714,105
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2016 and 2015; no shares issued and outstanding at December 31, 2016 and 2015	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2016 and 2015; 20,823,873 shares issued and outstanding at December 31, 2016 and 9,683,741 shares issued and outstanding at December 31, 2015	208	97
Additional paid-in capital	68,326,818	54,277,716
Accumulated deficit	(60,277,267)	(45,545,445)
Accumulated other comprehensive loss	(6,892)	(7,370)
Total stockholders’ equity	8,042,867	8,724,998
Total liabilities and stockholders’ equity	$14,535,708	$15,439,103

Follow Viking on Twitter @Viking_VKTX.

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com